Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SUPER HI INTERNATIONAL HOLDING LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Paid	Equity	Ordinary shares, par value US$0.000005 per share	Rule 457(o)	—	—	US$100,000,000.00(2)(3)	US$147.60 per US$1,000,000	US$14,760.00
	Total Offering Amount					US$100,000,000.00		US$14,760.00
	Total Fees Previously Paid							14,760
	Total Fee Offsets							N/A
	Net Fee Due							—

(1)	American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- 279250). Each American depositary share represents ten (10) ordinary shares.

(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.